Exhibit 99.1

EMPIRE RESORTS, INC.’S LARGEST STOCKHOLDER EXERCISES

BASIC SUBSCRIPTION RIGHTS IN RIGHTS OFFERING

$6.9 Million Proceeds to Company

Monticello, New York, May 13, 2013—Empire Resorts, Inc. (NASDAQ-GM:NYNY) announced that Kien Huat Realty III Limited (“Kien Huat”), the Company’s largest stockholder, exercised the basic subscription rights it was granted in the Company’s ongoing rights offering on Friday, May 10, 2013. Such exercise generated approximately $6.9 million of proceeds to the Company.

In accordance with a standby purchase agreement executed by the Company and Kien Huat in relation to the rights offering, Kien Huat has further agreed it would exercise all rights not otherwise exercised by the other holders in the rights offering to acquire up to one share less than 20% of the Company’s issued and outstanding common stock prior to the commencement of the rights offering. The Company will pay Kien Huat a commitment fee of $40,000 for the shares purchased by Kien Huat in excess of its basic subscription rights pursuant to the standby purchase agreement. In addition, the Company will reimburse Kien Huat for its expenses related to the standby purchase agreement in an amount not to exceed $40,000. The consummation of the transactions contemplated by the standby purchase agreement is subject to customary closing conditions.

The Company distributed to its common stock holders and Series B Preferred Stock holders one non-transferable right to purchase one share of common stock at a subscription price of $1.8901 per share for each five shares of common stock owned, or into which their Series B Preferred Stock is convertible, on April 8, 2013, the record date for the offering. In addition to being able to purchase their pro rata portion of the shares offered based on their ownership as of April 8, 2013, stockholders may oversubscribe for additional shares of common stock. Holders of rights may exercise their subscription rights to purchase additional shares of our common stock at the subscription price per share until prior to 5:00 p.m., New York City time, on May 30, 2013. Subscription rights not exercised by such time and date will expire and have no value.

Registration Statement

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company or our information agent, MacKenzie Partners, Inc., will arrange to send you the prospectus if you request it by calling toll-free (800) 322-2885.

Cautionary Statement Regarding Forward Looking Information

Statements in this press release that are not historical facts are “forward-looking statements” that may involve material risks and uncertainties. The company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995, and as such, speak only as of the date made. For a full discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the company’s final prospectus relating to the rights offering, dated April 30, 2013.

About Empire

Empire Resorts, Inc. owns and operates, through its subsidiary Monticello Raceway Management, Inc., the Monticello Casino and Raceway, a harness racing track and casino located in Monticello, New York, and is 90 miles from midtown Manhattan.

Contact:

Charles Degliomini

Empire Resorts, Inc.

845-807-0001

cdegliomini@empireresorts.com